SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                    FORM S-8

                             Registration Statement
                                    Under the
                             Securities Act of 1933

                        GENERAL DATACOMM INDUSTRIES, INC.
             (Exact name of registrant as specified in its charter)

         Delaware                                 06-0853856
         (State or jurisdiction of                (I.R.S. Employer
         Incorporation or organization)           Identification No.)

                                 6 Rubber Avenue
                       Naugatuck, CT 06770; (203) 729-0271
             (address and telephone number of registrant's principal
               executive offices and principal place of business)

                            2003 Stock and Bonus Plan
                            (Full title of the Plan)

                               Gerald Gordon, Esq.
                       Weisman Celler Spett & Modlin, P.C.
                                 445 Park Avenue
                            New York, New York 10022
                     (Name and address of agent for service)

                                 (212) 371-5400
          (Telephone number, including Area Code, of Agent for Service)

                         Calculation of Registration Fee

                                     Proposed       Proposed
Title of Each                        Offering       Maximum         Amount of
Class of Securities   Amount to be   Price per      Aggregate       Registration
to be Registered(1)   Registered     Per share(2)   Offering Price  Fee
-------------------   ----------     ------------   --------------  ---

Common Stock          918,536        $0.70          $642,975        $75.68


1) The number of shares registered includes 459,268 shares issuable upon conversion of a like number of shares of Class B Stock.
2) The Offering Price is used solely for purposes of estimating the registration fee pursuant to Rule 457(h) promulgated pursuant to the Securities Act of 1933 based on the Pink Sheets last sale price on April 6, 2005.

                                     Part I
              Information Required in the Section 10(a) Prospectus

Item 1.           Plan Information.

      The information required by Part I of Form S-8 will be contained in the
Section 10(a) Prospectus omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended and the Note to Part I of Form S-8.

Item 2.           Registrant Information and Employee Plan Annual Information.

      The information required by Part I of Form S-8 will be contained in the
Section 10(a) Prospectus omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended and the Note to Part I of Form S-8.

                                     Part II

               Information Required in the Registration Statement


Item 3.           Incorporation of documents by Reference.

      The following are hereby incorporated by reference:
            (a) The Registrant's latest annual report on Form 10-K, for the fiscal year ended September 30, 2004, filed on January 13, 2005, as amended on February 24, 2005.

            (b) The Registrant's latest quarterly report on Form 10-QSB for the quarter ended December 31, 2004, filed on February 14, 2005.

            (c) All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 since the end of the fiscal year covered by the Form 10-K referred to in (a) above.

      All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in the registration statement and to be part thereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.           Description of Securities.

                       Not Applicable

Item 5.           Interest of Named Experts and Counsel.

      Howard S. Modlin, President of the law firm Weisman Celler Spett & Modlin, P.C., which is delivering the legal opinion covering the validity of the Common Stock covered by this Registration Statement is Chairman of the Board, President, Chief Executive Officer and Secretary of the Registrant and received 459,218 shares of Class B Stock under the 2003 Stock and Bonus Plan which is convertible on a share for share basis into the Common Stock registered hereunder.

Item 6.           Indemnification of Directors and Officers.

      Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for payments of unlawful dividends or unlawful stock repurchases or redemptions or
(iv) for any transaction from which the director derived an improper personal benefit. The Registrant's Restated Certificate of Incorporation, as amended, contains such a provision.

      Section 145 of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorney's fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation - a "derivative action"), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interest of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorney's fees) incurred in connection with defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The Registrant's Restated Certificate of Incorporation, as amended, contains such a provision.

      The Registrant has in effect a directors and officers liability insurance policy providing insurance for the directors and officers of the Registrant against certain liabilities asserted against them or incurred by them, including liabilities under the Securities Act of 1933 and the Securities Exchange Act of 1934. The Registrant pays the entire premium of this policy.

Item 7.           Exemption from Registration Claimed.

      The stock options, stock awards and grants issued on September 30, 2003 were issued pursuant to the exemption under Section 4(2) of the Securities Act of 1933, as amended for transactions by an issuer not involving any public offering.

Item 8.           Exhibits.

      The following exhibits are filed with or incorporated by reference into this Registration Statement pursuant to Item 601 of Regulation S-K.

Exhibit No.       Description


4.1 The Registrant's Corrected Certificate of Amended and Restated Certificate of Incorporation (1)

4.2               2003 Stock and Bonus Plan (2)

4.3               Form of Stock Option under 2003 Stock and Bonus Plan (3)

4.4               Form of Conditional Grant under 2003 Stock and Bonus Plan (4)
5.1               Opinion of Weisman Celler Spett & Modlin, P.C.
23.1              Consent of Eisner LLP
23.2              Consent of PricewaterhouseCoopers LLP
23.3              Consent of Weisman Celler Spett & Modlin, P.C. (included in
                  Exhibit 5.1)

(1) Incorporated by reference to Exhibit 3.1 of Form 10-K for the year ended September 30, 2004.
(2) Incorporated by reference to Exhibit 10.2 of Form 8-K/A dated September 18, 2003.
(3) Incorporated by reference to Exhibit 10.2 of Form 10-K for the year ended September 30, 2003.
(4) Incorporated by reference to Exhibit 10.3 of Form 10-K for the year ended September 30, 2003.


Item 9.           Undertakings.

      The undersigned registrant hereby undertakes:

      (a)   (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any Prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Securities Act"); (ii) to reflect in the Prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represents fundamental change in the information set forth in this Registration Statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

            (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (b) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c) To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

      (d) That insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Naugatuck, Connecticut on April 7, 2005.

                              GENERAL DATACOMM INDUSTRIES, INC.

                              By /s/ WILLIAM G. HENRY
                                 -----------------------------------------------
                                 William G. Henry, Vice President, Finance
                                 and Administration and Chief Financial Officer

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                       Title                                Date

/s/ HOWARD S. MODLIN            Chief Executive                  April 7, 2005
--------------------------      Officer and Chairman
Howard S. Modlin                of the Board of Directors

/s/ WILLIAM G. HENRY            Chief Financial Officer          April 7, 2005
--------------------------
William G. Henry

/s/ LEE M. PASCHALL             Director                         April 7, 2005
--------------------------
Lee M. Paschall

/s/ JOHN L. SEGALL              Director                         April 7, 2005
--------------------------
John L. Segall

                                Director                         April 7, 2005
--------------------------
Aletta Richards



EXHIBIT INDEX

Exhibit No.       Description

4.1 The Registrant's Corrected Certificate of Amended and Restated Certificate of Incorporation (1)
4.2               2003 Stock and Bonus Plan (2)
4.3               Form of Stock Option under 2003 Stock and Bonus Plan (3)
4.4               Form of Conditional Grant under 2003 Stock and Bonus Plan (4)
5.1               Opinion of Weisman Celler Spett & Modlin, P.C.
23.1              Consent of Eisner LLP
23.2              Consent of PricewaterhouseCoopers LLP
23.3              Consent of Weisman Celler Spett & Modlin, P.C.  (included in
                  Exhibit 5.1)